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                                                                  Exhibit 5.1

                     [Letterhead of Thacher Proffitt & Wood]




                                                 December 13, 1999

 Merrill Merchants Bancshares, Inc.
 201 Main Street
 Bangor, Maine 04401

                    Re:    MERRILL MERCHANTS BANK 401(k) PROFIT SHARING PLAN

 Ladies and Gentlemen:

                  We have acted as counsel for Merrill Merchants Bancshares, Inc., a corporation organized and existing under the laws of the State of Maine (the "Corporation"), in connection with the filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended ("Registration Statement") with respect to 200,000 shares of its common stock, par value $1.00 per share ("Shares"), to be issued to participants in the Merrill Merchants Bank 401(k) Profit Sharing Plan ("Plan") and with respect to an indeterminable amount of participation interests in the Plan ("Plan Interests"). In rendering the opinion set forth below, we do not express any opinion concerning law other than the laws of the State of Maine and the federal securities laws.

                  We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments as we have deemed necessary or advisable for purposes of this opinion. As to matters of fact, we have examined and relied upon the Plan and, where we have deemed appropriate, representations or certificates of officers of the Corporation or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.

                  Based on the foregoing, we are of the opinion that the Shares and Plan Interests which are being registered pursuant to the Registration Statement have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, such Plan Interests will be validly issued, and such Shares will be validly issued, fully paid and non-assessable.



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 Merrill Merchants Bancshares, Inc.
 December 13, 1999

                  This opinion is limited to the laws of the District of Columbia and of the United States of America. With your permission, we have assumed that the applicable substantive law of Maine is identical to the corresponding provisions of District of Columbia law.

                  This opinion is given solely for the benefit of the Corporation and purchasers of Shares and Plan Interests, and no other person or entity is entitled to rely hereon without express written consent.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          THACHER PROFFITT & WOOD

                                          By: /s/ Richard A. Schaberg
                                              -------------------------------

                                              Richard A. Schaberg